Exhibit 4.14

Exhibit 4.14 Intellectual Property Licensing Agreement, dated as of November 16, 2017 between PDN (China) International Culture Development Co., Ltd. and Jiangxi PDN Culture & Media Co., Ltd.

Authorizing Person (Party A) : Professional Diversity Network(China) International Culture Development Co. Ltd.

Address: Rm.1709/1710, Zhukong INT Center, Huaqiang Rd, Tianhe District, GZ City,Guangdong Province,China

Legal representative: Wang Maoji

Authorized Person (Party B) : Jiangxi PDN Culture & Media Co. Ltd.

Address: #607&609, Jingda Sunshinecity,Qingyuan District, Ji’an City, Jiangxi Province,China

Legal representative: Wang Maoji

Party A holds a series of (trademarks, patents, propriety technology ect. )and other intellectual property rights, and now Party A plans to license Party B to use the trademarks, patents, domain names, copyrights, know-hows, business secrets, other technologies and intellectual property rights that are legally obtained by Party A or over which Party A is granted the right to sub-license.

In accordance with provisions of the Contract Law of the People’s Republic of China, the Patent Law of the People’s Republic of China, the Trademark Law of the People’s Republic of China and other relevant laws and regulations, the following agreements with respect to the above-mentioned licensing of intellectual property rights have been reached by the two Parties through friendly consultations for joint compliance.

I. Licensing of intellectual property rights

For the purpose of the <Agreement on Exclusive Technical Support, Consultation and Services> entered into by and between Party A and Party B on November 16,2017, Party A agrees to license Party B to use all of the trademarks, patents, domain names, copy rights, know-how , business secrets and other technologies that are legally obtained by Party A or over which Party A is granted the right to non-exclusive licence which are necessary for Party B’s operation,and Party B agrees to accept the licence from Party A. Party B shall not grant the sub-license or transfer the licence to any third party.

Specifically, the aforesaid intellectual property rights are listed in Appendix 1, and may be expanded according to the performance of the <Agreement on Exclusive Technical Support, Consultation and Services> entered into by and between Party A and Party B, and the expanded items will become part of the Appendix 1 of this agreement automatically, and shall be updated in written form in a timely manner.

II. Scope of license

(II) Geographical region: Within the territory of the People’s Republic of China.

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(III) Nature of licensing: Non-exclusive licensing. In addition, Party A,in any time, revocably license Party B to use the intellectual property rights within the term, geographical region specified herein.

III. Term of licensing

The term within which Party A licenses Party B to use the intellectual property rights shall be the term of the Agreement on Exclusive Technical Support, Consultation and Services entered into by and between Party A and Party B.

Party B shall pay Party A service fee according to the the Agreement on Exclusive Technical Support, Consultation and Services signed by both Parties.

IV. Use fees

This Intellectual Property Licensing Agreement shall be regarded as part of the service involved in the <Agreement on Exclusive Technical Support, Consultation and Services>.

V. Rights and obligations of Party A

(I) Party A represents and warrants that the intellectual property rights that Party B is licensed to use are without any faults and do not infringe upon rights of any third party in the countries and regions where they are registered.

(II) Pursuant to the applicable law,Party A shall, in a timely manner, renew registration of the intellectual property rights(if necessary) and bear expenses arising therefrom. At the request of Party B, Party A shall provide a duplicate of the receipt for such expenses. Party A shall ensure that the intellectual property rights will not be announced invalid.

(III) Party A shall assist Party B in preventing, fighting against and stopping any infringement with respect to the intellectual property rights.

VI. Rights and obligations of Party B

(I) Party B is not entitled to claim any rights over the intellectual property rights that it is licensed to use and shall not affect the intellectual property rights and relevant licensing of the rights holders.

(II) Without written consent of Party A, Party B shall not transfer to any other party the intellectual property rights it is licensed to use or sub-license any other party to use the intellectual property rights.

(III) Party B will not obtain any intellectual property rights or related rights in the form of application, being licensed etc. Any intellectual property rights or related rights incurred in Party B’s operation shall be owned by Party A. Any intellectual property rights or related rights necessary for Party B’s operation shall be licensed to use only by Party A.

(IV) Party B shall actively protect and increase the value of the intellectual property rights within the scope of license. Any technological achievements arising from Party B’s improvement on the intellectual property shall be enjoyed by Party A .

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VII. Confidentiality

(I) The Parties warrant to keep confidential any trade secrets obtained from the other parties and unavailable through any public channels (i.e. technological information, operating information and other trade secrets). Without consent of the original provider of any trade secrets, none of the Parties may disclose the trade secrets, in whole or in part, to any third party, unless otherwise provided by laws and regulations or agreed upon by the Parties.

(II) Parties bearing the obligations under this Article also include any party working under an employment contract for Party A and Party B, as well as any individual or entity serving Party A and Party B under a temporary employment agreement, an oral agreement or a services agreement or in any other form (“Staff”). Party A and Party B shall respectively bear the liability for any failure to fulfill the confidentiality obligations by any of their Staff.

(III) Provisions of this Article shall remain effective upon expiration of the term of this Agreement.

VIII. Liability for breach

(I) Any party in breach of this Agreement shall make rectification forthwith and try its best to reduce losses suffered by the other parties as a result of its breach.

(II) Apart from immediately ceasing its breach, the defaulting party shall compensate the non-defaulting parties for all losses they suffer as a result of the breach (including but not limited to arbitration costs and lawyer fees).

IX. Force majeure

(I) “Force majeure” refers to all events that arise after this Agreement comes into effect and prevent any of the Parties from performing this Agreement. Moreover, such events shall be uncontrollable, unpredictable, unavoidable or insuperable by such party. Such events include earthquakes, typhoons, floods, fires, wars and any other unpredictable, unpreventable, or uncontrollable event.

(II) In the event of any force majeure event, performance of the obligations hereunder by any of the Parties that is affected shall be suspended during the delay thereby incurred, and shall be postponed automatically for a period equal to the suspension period, in which case the party being affected need not pay any fines.

(III) The party claiming that a force majeure event has occurred shall promptly notify the other parties in writing of the same and shall provide sufficient evidence proving the occurrence and duration of the event within fifteen (15) days thereafter. The party claiming that a force majeure event has occurred shall make all reasonable efforts to terminate or stop further occurrence of losses caused by the event. In the event of any force majeure, the Parties shall forthwith look for an equal solution through consultations and make all reasonable efforts to reduce the consequences brought by the force majeure.

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X. Effectiveness

This Agreement becomes effective on the date of signature and company seal of Party A.

In order to fulfill the right and interest and obligation hereunder,both parties may take further measures and execute all necessary contracts and documents pursuant to the requirements of relevant applicable laws to implement this Agreement, including but not limited to execute the contracts such as <Trademarks or Trade Names Licensing Contract>,<Technology and Know-how Licensing Contract>,which shall be registered and filed in the relevant departments in accordance with stipulations of applicable law.

XI. Notice

All notice and the documents of both Parties and the notice and request to be delivered relating to the Agreement hereunder shall be made in writting and shall be sent by personal delivery, registered mail, postage-prepaid mail, express delivery services,email or fax etc. accepted to the following address of another party hereto.The date of service of notice shall be confirmed in the form as following:(1) the notice delivered by the specialist in person shall be deemed as effective service the same day;(2)the notice delivered by express shall be deemed as effective service the third(3)day after it has been sent by the qualified express companies;(3)the notice delivered by registered mail shall be deemed as effective service the third(3) day after the issuance of the receipt made by the post office;(4)the notice delivered by email or fax shall be deemed as effective service the first(1) day upon the delivery was made.

Party A: PDN(China)International Culture Development Co.,Ltd.

Add: Rm.1709/1710,No.1,Huaqiang Rd, Tianhe District,GZ City, Guangdong Province,China

Party B: Jiangxi PDN Culture Media Co.,Ltd.

Add: Rm607,609,No.29 Jingda Yangguang City,Qingyuan District,Ji’an City,Jiangxi Province,China

(I) All notices sent for the purpose of this Agreement, documents and correspondence amongst the Parties, notices and requirements with respect to this Agreement and other materials shall be made in writing and may be delivered by letter, facsimile or telegraph, in person or by any other means.

(II) In the event that any of the Parties changes its address for service or mailing address, it shall, within three (3) days following such change, notify the other parties in writing; otherwise the party shall be held liable for any liability arising therefrom.

XII. Applicable laws and dispute resolution

(I) The execution, validity, performance, interpretation and dispute settlement of this Agreement shall be governed by and interpreted in accordance with laws of China.

(II) If there is any dispute about interpretation and performance of relevant clauses of both Parties hereunder, Both Parties shall settle the dispute in good faith through consultations. Where consultations fail, any of the Parties may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the prevailing arbitration rules of the Commission. Arbitration shall take place in Beijing and in Chinese. The award of the arbitration shall be final and binding upon both Parties. This clause shall not be affected by termination or rescission of this Agreement.

(III) The Parties shall continue performance of their respective obligations specified herein in good faith, with the exception of the matters under dispute.

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XIII. Miscellaneous

(I) Any amendment or supplementation to this Agreement shall be made in writing and come into effect upon execution by both Parties.

(II) Any delay in exercising or failure to exercise, on the part of any of the Parties, any of its rights, powers or privileges hereunder shall not be deemed as a waiver of such right, power or privilege by such party. The single or partial exercise of any right, power or privilege hereunder by any of the Parties shall not preclude any further exercise thereof by such party in the future.

(III) This Agreement is made in Chinese in duplicate, with both Parties respectively holding one (1) counterpart. Each counterpart shall have the same legal effect.

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This page is signing page without text

Party A (stamp): Professional Diversity Network(China) International Culture Development Co. Ltd.

Authorized representative’s signature:

Date: Nov. 16, 2017

Party B(stamp): Jiangxi PDN Culture Media Co. Ltd.

Authorized representative’s signature:

Date: Nov. 16, 2017

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Appendix 1

Licensing Intellectual Property Right

Trademark:

No.	Application No.	Classification	Trademark

1	23965948	3

2	23966335	9

3	23966409	14

4	23966511	16

5	24011441	18

6	24011653	25

7	24012638	35

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8	24013148	41

9	24012812	44

10	24012881	45

11	23966137	3	飞天女神 (Sky Flying Goddess)

12	23966295	9	飞天女神 (Sky Flying Goddess)

13	23966509	14	飞天女神 (Sky Flying Goddess)

14	23966559	16	飞天女神 (Sky Flying Goddess)

15	24011965	18	飞天女神 (Sky Flying Goddess)

16	24013042	35	飞天女神 (Sky Flying Goddess)

17	24012735	41	飞天女神 (Sky Flying Goddess)

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18	24013478	44	飞天女神 (Sky Flying Goddess)

19	24013527	45	飞天女神 (Sky Flying Goddess)

20	26497151	9	乐叨 (Le Dao)

21	26497159	35	乐叨 (Le Dao)

22	26487399	38	乐叨 (Le Dao)

23	26487408	42	乐叨 (Le Dao)

24	27046535	35

25	27065394	36

26	27050255	41

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